NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES JUNE 30, 2012 EARNINGS

Honesdale, PA, July 20, 2012/ Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported year-to-date net income for 2012 of $3,250,000, or 10.7% greater than income earned for the first half of 2011. This level of net income provided a return on average assets of 1.11% and a return on average shareholders’ equity of 11.50% for the first six months of 2012. Earnings per share were $2.03 for the six months ended June 30, 2012, representing an increase of 10.3% over the same period in 2011. Dimeco’s board of directors declared dividends totaling $.72 per share for the first half of 2012 which produced a dividend yield of 3.83% at the market price of $37.60 per share at June 30, 2012.

Asset quality improved with the ratio of net charge-offs to average loans showing a decline of 57.7% to reach .11% at June 30, 2012 while the level of nonperforming assets to total assets of 3.16% represented a decline of 17.5% from a year earlier.

Total assets were $608,543,000 at June 30, 2012, an increase of 8.6% or $48,047,000 from one year earlier. During that period loans expanded by $32,550,000 or 7.5% while total deposits increased $46,568,000 or 10.3%. Included in the deposit growth, balances of noninterest-bearing deposits rose $3,663,000 or 6.8% while balances of interest-bearing deposits increased $42,905,000 or 10.8%. Shareholders’ equity of $57,476,000 at June 30, 2012 represented growth of 8.1% over balances a year earlier. At the current level, the ratio of stockholders’ equity to assets is 9.44%.

Gary C. Beilman, president and chief executive officer of The Dime Bank, reported, “Our second quarter 2012 numbers show positive performance when compared to the same period last year. Through numerous ongoing efforts, we have increased interest income and decreased interest expense, all while maintaining our competitiveness. One primary driver of this enhanced performance is our growth. Progress like this just doesn’t happen, especially in this sluggish economy. Every day each member of our staff strives to prove that our financial institution is a special place for all customers. This is demonstrated by expanded existing relationships and the continuing origination of new ones. Our focus has not only been on growth, however. We continue to vigorously address asset quality issues, most of which have been caused by the lingering economic downturn. In assessing quality in the loan portfolio, we have taken further prudent action by increasing the allowance for loan loss as a percent of loans by over 15% since June 2011. Our quest as we go forward is continued success, profitability, and growth, while improving asset quality.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., has been helping customers meet their financial needs since 1905. Serving its primary market of Northeastern Pennsylvania and Sullivan County New York, the bank offers a full array of financial services ranging from traditional products to electronic banking and wealth management services. For more information on The Dime Bank and Dimeco, Inc., visit www.thedimebank.com.

Source: Dimeco, Inc. / Contact: Deborah L. Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except per share)	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$5,865	$5,515	$11,562	$10,960
Investment securities:
Taxable	320	320	644	610
Exempt from federal income tax	314	303	629	593
Other	3	3	5	7
Total interest income	6,502	6,141	12,840	12,170

Interest Expense
Deposits	904	1,066	1,837	2,205
Short-term borrowings	31	38	50	61
Other borrowed funds	180	214	366	433
Total interest expense	1,115	1,318	2,253	2,699

Net Interest Income	5,387	4,823	10,587	9,471

Provision for loan losses	700	275	1,350	700

Net Interest Income After Provision for Loan Losses	4,687	4,548	9,237	8,771

Noninterest Income
Service charges on deposit accounts	221	257	456	528
Mortgage loans held for sale gains, net	185	66	324	148
Investment securities gains (losses)	40	(26)	109	(28)
Brokerage commissions	183	157	330	338
Earnings on bank-owned life insurance	109	107	216	213
Debit card fees	161	154	310	291
Other income	214	274	385	453
Total noninterest income	1,113	989	2,130	1,943

Noninterest Expense
Salaries and employee benefits	1,899	1,843	3,826	3,620
Occupancy expense, net	279	265	577	571
Furniture and equipment expense	109	113	200	218
Professional fees	231	183	396	493
Data processing expense	163	178	326	357
Other expense	919	780	1,827	1,700
Total noninterest expense	3,600	3,362	7,152	6,959

Income before income taxes	2,200	2,175	4,215	3,755
Income taxes	519	509	965	819

NET INCOME	$1,681	$1,666	$3,250	$2,936

Earnings per Share - basic	$1.05	$1.04	$2.03	$1.84
Earnings per Share - diluted	$1.05	$1.04	$2.03	$1.84
Average shares outstanding - basic	1,599,646	1,598,218	1,599,646	1,598,218
Average shares outstanding - diluted	1,601,680	1,599,205	1,600,362	1,599,739

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
June 30,	2012	2011
Assets
Cash and due from banks	$6,097	$7,240
Interest-bearing deposits in other banks	1,451	2,157
Total cash and cash equivalents	7,548	9,397

Mortgage loans held for sale	-	80
Investment securities available for sale	106,541	87,272

Loans (net of unearned income of $1 and $10)	465,511	432,961
Less allowance for loan losses	9,144	7,343
Net loans	456,367	425,618

Premises and equipment	9,864	10,239
Accrued interest receivable	1,868	1,927
Bank-owned life insurance	10,241	9,871
Other real estate owned	3,264	4,192
Other assets	12,850	11,900

TOTAL ASSETS	$608,543	$560,496

Liabilities
Deposits:
Noninterest-bearing	$57,610	$53,947
Interest-bearing	440,653	397,748
Total deposits	498,263	451,695

Short-term borrowings	31,587	33,157
Other borrowed funds	16,619	18,596
Accrued interest payable	529	614
Other liabilities	4,069	3,270

TOTAL LIABILITIES	551,067	507,332

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,653,746 and 1,652,318 shares issued	827	826
Capital surplus	6,604	6,273
Retained earnings	50,274	46,962
Accumulated other comprehensive income	1,838	1,170
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	57,476	53,164

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$608,543	$560,496

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

 CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)					% Increase
		2012		2011		(decrease)
	Performance for the six months ended June 30,
	Interest income	$12,840		$12,170		5.5%
	Interest expense	$2,253		$2,699		-16.5%
	Net interest income	$10,587		$9,471		11.8%
	Net income	$3,250		$2,936		10.7%

	Shareholders' Value (per share)
	Net income - basic	$2.03		$1.84		10.3%
	Net income - diluted	$2.03		$1.84		10.3%
	Dividends	$0.72		$0.72		-
	Book value	$35.93		$33.26		8.0%
	Market value	$37.60		$35.00		7.4%
	Market value/book value ratio	104.6%		105.2%		-0.6%
*	Price/earnings multiple	9.3	X	9.5	X	-2.1%
*	Dividend yield	3.83%		4.11%		-6.8%

	Financial Ratios
*	Return on average assets	1.11%		1.08%		2.8%
*	Return on average equity	11.50%		11.35%		1.3%
	Shareholders' equity/asset ratio	9.44%		9.49%		-0.5%
	Dividend payout ratio	35.47%		39.13%		-9.4%
	Nonperforming assets/total assets	3.16%		3.83%		-17.5%
	Allowance for loan loss as a % of loans	1.96%		1.70%		15.3%
	Net charge-offs/average loans	0.11%		0.26%		-57.7%
	Allowance for loan loss/nonaccrual loans	59.6%		58.0%		2.8%
	Allowance for loan loss/non-performing loans	57.2%		42.6%		34.3%

	Financial Position at June 30,
	Assets	$608,543		$560,496		8.6%
	Loans, net of unearned	$465,511		$432,961		7.5%
	Deposits	$498,263		$451,695		10.3%
	Stockholders' equity	$57,476		$53,164		8.1%

*	annualized

July 2012

Dear Shareholders:

It is with pleasure that I present this report of Dimeco, Inc. for the second quarter of 2012. Our numbers show positive performance when compared to the same period last year. Through numerous ongoing efforts, we have increased interest income and decreased interest expense, all while maintaining our competitiveness. The results of our actions showed an increase in net income of 10.7%. Our year to date return on average assets is 1.11% and on average equity is 11.5% , with both ratios showing improvement over both the first half of 2011 and the first quarter of 2012.

One primary driver of this enhanced performance is our growth. For the six months ended June 30th, deposits are up over 10%, loans have grown by more than 7%, and total assets have increased by almost 9%, as compared to 2011. Progress like this just doesn’t happen, especially in this sluggish economy. Every day each member of our staff strives to prove that our financial institution is a special place for all customers. This is demonstrated by expanded existing relationships and the continuing origination of new ones.

Our focus has not only been on growth, however. We continue to vigorously address asset quality issues, most of which have been caused by the lingering economic downturn. Net charge offs are down, as are non-performing assets compared to total assets. Additionally, loan delinquencies are down from the same period last year. In assessing quality in the loan portfolio, we have taken further prudent action by increasing the allowance for loan loss as a percent of loans by over 15% since June 2011. Although there is more work to be accomplished in this area, these are certainly significant strides in the right direction.

Overall, we are happy with the results to date. Our quest as we go forward is continued success, profitability, and growth, while improving asset quality.

We thank you for your investment and loyalty. We ask that you continue to recommend us for banking and wealth management services, as well as for investment in Dimeco, Inc. stock. Your comments and questions are always welcome.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer